                                MERGER AGREEMENT

                                  BY AND AMONG

                             LILLY INDUSTRIES, INC.
                                  ("PARENT"),

                             LP ACQUISITION CORP.,
                                 ("PURCHASER")

                                      AND

                            GUARDSMAN PRODUCTS, INC.
                                  ("COMPANY")

                                  DATED AS OF

                                 MARCH 4, 1996







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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 4, 1996 (the "Agreement"), by and among GUARDSMAN PRODUCTS, INC., a Delaware corporation (the "Company"), LP ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), and LILLY INDUSTRIES, INC., an Indiana corporation ("Parent"). The Company and the Purchaser are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company have each approved the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and with any other applicable law;

     WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the consideration to be paid for each Share in the Offer and the Merger (as such terms are hereinafter defined) is fair to the stockholders of the Company, and (y) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement; and

     WHEREAS, as a condition to Parent's willingness to enter into this Agreement and make the Offer, Parent and certain stockholders of the Company are simultaneously entering into and delivering letter agreements, dated the date hereof, pursuant to which such stockholders have agreed, among other things, to tender all the Shares beneficially owned by them into the Offer (the "Letter Agreements").

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.  THE OFFER.

           (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, as promptly as practicable (but in no event later than five business days from the date hereof) Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")), and Parent shall cause the Purchaser to commence and shall provide adequate financing for, an offer to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company (which shall include the Shares held pursuant to the Escrow Agreement referenced in Section 5.2 hereof), including the associated Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of August 8, 1986, as amended (the "Rights Agreement") between the Company and Chemical Bank, as Rights Agent (the "Rights"), at a price of $23.00 per Share net to the seller in cash (the "Offer") and, subject to the conditions of the Offer, shall use all reasonable efforts to consummate the Offer. Except where the context otherwise requires, all references herein to the Shares shall include the associated Rights. The obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Annex I hereto. The parties agree that, except for the Minimum Condition, the conditions set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or, except as provided in this Agreement, may be waived by the Purchaser, in whole or in part, at any time and from time to time in its sole discretion, in each case subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to other facts or circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Company agrees that no Shares held by the Company or its subsidiaries will be tendered in the Offer.

           (b) Without the prior written consent of the Company, the Purchaser shall not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the

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      Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer (it being agreed that the Offer shall expire as soon as is permissible under the Exchange Act and the rules and regulations of the New York Stock Exchange, Inc., subject to subsection (d) and Section 9.1(b) below). The Purchaser reserves the right to increase the price per Share payable in the Offer.

           (c) Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the documents filed by Parent and the Purchaser with the Securities and Exchange Commission (the "SEC") in connection with the Offer (the "Offer Documents") if and to the extent that it shall have become false or misleading in any material respect, and Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

           (d) Parent and the Purchaser agree that the Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived; provided, however, that Purchaser shall be allowed to extend the Offer for up to a total of 10 days.

      SECTION 1.2.  COMPANY ACTIONS.

           (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (x) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the stockholders of the Company and the Offer and the Merger are otherwise in the best interests of the Company and its stockholders and (y) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of the Company and (ii) Goldman Sachs & Co., the Company's financial advisor, has rendered to the Board its opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders.

           (b) The Company hereby agrees promptly to prepare and, after review by the Purchaser, to file with the SEC and to mail to its stockholders, a

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      Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) hereof and to disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act; provided, however, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so advised in writing by outside counsel. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws.

           (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and will furnish the Purchaser with such information (which subject to applicable law shall be held in confidence) and assistance as the Purchaser or its agents or representatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of the Shares.

      SECTION 1.3.  DIRECTORS.

           (a) Subject to compliance with the DGCL, the Company's Certificate of Incorporation and other applicable law, promptly upon the payment by the Purchaser for Shares purchased pursuant to the Offer constituting at least a majority of the outstanding Shares, and from time to time thereafter, the Company shall, upon request of Parent, promptly take all actions necessary to cause the Board to include a number of Parent's designees such that Parent's designees constitute a percentage of the Board as nearly equal as practicable to the percentage of the outstanding Shares beneficially owned by Parent (which shall be at least a majority of the Board). Such necessary actions may include accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board and causing Parent's designees to be elected; provided, however, that the Company shall use its reasonable best effort to comply with the foregoing without increasing the size of the Board above twelve members; and provided, further, that Parent agrees that the Company may retain, and the Parent shall cause to be retained, at least three incumbent directors on the Board prior to the Effective Time (as hereinafter defined). If any of the

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      incumbent directors become unavailable or unwilling to serve for any reason, Parent shall cause such vacancy or vacancies to be promptly filled by other incumbent directors willing to serve in such capacity, or their designees. The date on which Purchaser's designees constitute at least a majority of the Board is herein referred to as the "Control Date." Upon written request by the Purchaser, the Company will use its reasonable best efforts to cause the designees of the Purchaser to constitute a percentage as nearly equal as practicable to the percentage of representation on the Board of Directors after giving effect to this Section 1.3 on
      (i) each committee of the Board of Directors; (ii) the board of directors of each subsidiary of the Company; and (iii) each committee of such subsidiaries' boards of directors.

           (b) In satisfying its obligations to appoint Parent's designees to the Board, the Company shall comply with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule l4D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company complete and accurate information with respect to itself and its officers, directors and affiliates required by such Section and Rule.

           (c) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company or the Board, any extension by the Company or the Board of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights hereunder, or any consent, approval or recommendation of the Company or Board required hereunder, will (if there are any then serving directors not affiliated with or designated by Parent) require the concurrence of, and shall be effective if and only if approved by, a majority of the directors of the Company then in office who are not affiliated with Parent and were not designated by Parent.


                                   ARTICLE II

                                   THE MERGER

      SECTION 2.1.  THE MERGER.

           (a) In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, the Purchaser shall be merged with and into the


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     Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate existence of the Purchaser shall cease. At the election of Parent or the Purchaser, any direct or indirect wholly-owned subsidiary of Parent may be substituted for the Purchaser as a constituent corporation in the Merger.

           (b) The name of the Surviving Corporation shall be "Guardsman Products, Inc."

           (c) The Merger shall have the effects on the Company and the Purchaser as Constituent Corporations of the Merger as provided under the DGCL. As of the Effective Time, the Company shall be a wholly-owned direct or indirect subsidiary of Parent.

     SECTION 2.2. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger") (or, if applicable, a certificate of ownership and merger), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the provisions of Section 251 of the DGCL (or in the event Section 3.4 hereof is applicable, Section 253 of the DGCL). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     SECTION 2.3. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. Subject to Section 2.1 (b), the Certificate of Incorporation and By-Laws of the Purchaser shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 2.4.  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.

           (a) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

           (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 2.5. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any



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

of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement in accordance with its terms.


                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.1.  EFFECT ON SHARES AND THE PURCHASER'S CAPITAL STOCK.

           (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser or any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $23.00 net to the holder in cash or any higher price per Share paid in the Offer (the "Merger Price"), payable to the holder thereof, without interest thereon, as set forth in Section 4.2 hereof.

           (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

     SECTION 3.2.  COMPANY OPTION PLANS.

           (a) As of the Effective Time, the Company shall take, and Parent shall cause the Company to take, such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Shares (the "Option") that is outstanding immediately before the Effective Time shall be cancelled and, in consideration of such cancellation, each holder of an Option shall receive an amount equal to the product of (i) the excess, if any, by

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

     which the Merger Price exceeds the exercise price of the Option and
     (ii) the number of Shares subject thereto, such amount to be paid to the holder in cash on the Effective Date of the Merger as set forth in Section
     4.2 hereof.

           (b) Except as provided herein or as otherwise agreed to by the parties (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and (ii) following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 3.3.  STOCKHOLDERS' MEETING.

           (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                 (i) duly call, give notice of, convene and hold a
            special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and adopting this Agreement and such other matters as may be necessary to consummate the transactions contemplated herein;

                 (ii) prepare and file with the SEC a preliminary proxy
            statement relating to the matters to be considered at the Special Meeting pursuant to this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby by its stockholders; and

                 (iii) subject to the fiduciary obligations of the Board
            under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

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


           (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval and adoption of this Agreement and such other matters as may be necessary to consummate the transactions contemplated hereby.

     SECTION 3.4.  MERGER WITHOUT MEETING OF STOCKHOLDERS.  Notwithstanding
Section 3.3 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

     SECTION 3.5. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof, the Surviving Corporation shall execute in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger (or, in the event Section 3.4 hereof is applicable, the Purchaser shall execute in the manner required by the DGCL and file with the Delaware Secretary of State a certificate of ownership and merger), and the parties shall take such other and further actions as may be required by law to make the Merger effective as promptly as is practicable.


                                   ARTICLE IV

                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 4.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price, as provided in Section
3.1 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands.

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



      SECTION 4.2.  PAYMENT FOR SHARES; STOCK OPTIONS.

           (a) From and after the Effective Time, a bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price for certificates (the "Certificates") formerly representing Shares and entitled to payment of the Merger Price pursuant to Section 3.1 hereof. At the Effective Time and from time to time thereafter, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent sufficient funds to permit the Paying Agent to make the payments contemplated by this Section 4.2 and Section 3.2.

           (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares (other than Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price therefor. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest shall be paid or accrued on such Merger Price.

           (c) Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Parent all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon. Neither Parent, the Purchaser nor the Surviving Corporation will be liable to any holder

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

      of Shares for any amount paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

           (d) The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 4.2(e), stock transfer taxes payable by such holder.

           (e) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

           (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares (other than Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company) are presented to Parent, the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, without interest, as provided in this Article IV, subject to applicable law in the case of Dissenting Shares.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Purchaser as follows, except as previously disclosed by the Company to Parent and the Purchaser in a Disclosure Letter dated of even date herewith, including the materials referenced therein (the "Disclosure Letter"):

     SECTION 5.1. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdictions of incorporation and the Company and each of its subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Copies of the Certificate of Incorporation and Bylaws of the Company and the articles or certificate of incorporation and bylaws of each of its subsidiaries, including all amendments, have been delivered to Parent and the Purchaser and such copies are accurate and complete. The Company owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries, free and clear of any claim, lien or encumbrance.

     SECTION 5.2. CAPITALIZATION. The authorized capital stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of February 28, 1996, there were 9,599,775 Shares and no shares of Company Preferred Stock issued and outstanding, 38,888 Shares (which for purposes of this Agreement shall be deemed outstanding) held pursuant to the Escrow Agreement dated as of January 30, 1995, by and among the Company, Michael P. Connolly and First of America Bank-Michigan, as Escrow Agent (a copy of which has been provided by the Company to Parent and the Purchaser), and no Shares or shares of Company Preferred Stock held in the Company's treasury. As of February 28, 1996, there were outstanding options to purchase 597,970 Shares under the Option Plans and the Company has provided to Parent and the Purchaser an accurate summary of such Options, including applicable exercise prices, terms and conditions. Except for the Rights granted pursuant to the Rights Agreement, and Options under the Option Plans (which shall be cancelled as provided in Section 3.2(a) hereof), there are not as of the date hereof, and at all times thereafter through the Effective Date there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer, sell or vote any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Shares, and all outstanding shares of capital stock of each subsidiary, are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto.

     SECTION 5.3. AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, if required, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the approval by its stockholders, if required, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms. The affirmative vote of holders of a majority of the Shares is the only vote of holders of any class or series of the Company's capital stock necessary to approve the Merger.

      SECTION 5.4.  NO VIOLATIONS; CONSENTS AND APPROVALS.

           (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will
      (i) violate any provision of its or any of its subsidiaries' articles or certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights which either would not individually or in the aggregate have a Company Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated hereby or for which the Company has received or, prior to the consummation of the Offer, shall have received appropriate consents or waivers.

           (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the New York Stock Exchange, Inc. and the SEC with respect to the delisting and deregistration of the Shares and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made prior to the consummation of the Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect, or materially impair the Company's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      SECTION 5.5.  SEC DOCUMENTS; FINANCIAL STATEMENTS.

           (a) The Company has made available to Parent and the Purchaser accurate and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by the Company since January 1, 1993 (the "SEC Documents"), each of which was timely filed with the SEC. As of their respective dates, the Company's SEC Documents complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and none of such SEC Documents contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

           (b) Neither the Company nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case was required to be filed as an exhibit to a Form 10-K that has not been, or timely will not be, filed as an exhibit to an SEC Document.

           (c) As of their respective dates, the consolidated financial statements of the Company included in the SEC Documents were, or will be, prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly presented, or will fairly present, the Company's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

      SECTION 5.6.  ABSENCE OF CERTAIN CHANGES; NO UNDISCLOSED LIABILITIES.

           (a) Except as disclosed or reflected in the SEC Documents or disclosed in the Disclosure Letter, since December 31, 1995, the Company has not (i) incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, or suffered any event or occurrence which, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) made any changes in accounting methods, principles or practices or
      (iii) declared, set aside or paid any dividend or other distribution with respect to its capital stock, other than regular quarterly cash dividends at a rate not exceeding $0.09 per Share per quarter, payable on the Company's customary dividend payment dates. Since December 31, 1995, each of the Company and its subsidiaries has conducted its operations according to its ordinary course of business consistent with past practice.

           (b) Except as and to the extent disclosed by the Company in the SEC Documents or disclosed in the Disclosure Letter, as of December 31, 1995, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that was required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 5.7. LITIGATION. Except as disclosed by the Company in the SEC Documents, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental entity which, individually or in the aggregate, would have a Company Material Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement, nor, to the knowledge of the Company, are there any facts that are reasonably likely to give rise to any such suit, claim, action, proceeding or investigation. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 5.8. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, the businesses of the Company and its subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any governmental entity except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Company Material Adverse Effect. Except as disclosed by the Company in the SEC Documents, no investigation or review by any governmental entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any governmental entity indicated an intention to conduct the same, other than, in each case, those which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 5.9. TAXES. Each of the Company and its subsidiaries has filed, or caused to be filed, all federal, state, local and foreign income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, or otherwise required to be paid, other than such Taxes as are being contested in good faith and for which adequate reserves have been established, except where the failure so to file or pay would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries have paid or will timely pay all Taxes due with respect to any period ending on or prior to the date Shares are purchased pursuant to the Offer, or where the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date hereof will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting practices, except for failures to pay or accrue that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no material claims, assessments or audits pending, or to the Company's knowledge threatened, against the Company or its subsidiaries for any alleged deficiency in any Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of its subsidiaries which if upheld could, individually or on the aggregate, have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). There is no material deferred inter-company gain within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code. There are no waivers or extensions of any applicable statute of limitations to assess any Taxes. All returns filed with respect to Taxes are true and correct in all material respects. There are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. There are no liens for any Taxes upon the assets of the Company or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith) which individually or in the aggregate could have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes.

     SECTION 5.10. TERMINATION, SEVERANCE AND EMPLOYMENT AGREEMENTS. The Company has provided to Parent and the Purchaser a complete and accurate list of each (a) employment or severance agreement not terminable without material liability or obligation (either individually or collectively) on 60 days' or less notice; (b) agreement with any director, executive officer or other key employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company generally; (c) agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as previously disclosed to Parent and the Purchaser in the Disclosure Letter, since December 31, 1995, neither the Company nor any of its subsidiaries has entered into or amended any employment or severance agreement with any director, executive officer or other key employee of the Company or granted any severance or termination pay to any director, executive officer or key employee of the Company.

      SECTION 5.11.  EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Except as previously disclosed to Parent and the Purchaser, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or its subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "Plans") is, and has been operated in accordance with its terms and in compliance (including the making of governmental filings) with all applicable Laws, including ERISA and the applicable provisions of the Code, except for failures that would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified,
      (iii) no "reportable event," as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA which presents a risk of liability to any governmental entity or other person which, individually or in the aggregate, would have a Company Material Adverse Effect, and (iv) there are no pending, or to the Company's knowledge threatened, claims (other than routine claims for benefits) by, on behalf of or against, any of the Plans or any trusts related thereto which would, individually or in the aggregate, have a Company Material Adverse Effect. No Plan is a "multiemployer plan" (within the meaning of ERISA) nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan.

           (b) (i) No Plan has incurred an "accumulated fund deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (ii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any liability of the Company or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Purchaser by the PBGC, in any such case, which presents a risk of liability which would, individually or in the aggregate, have a Company Material Adverse Effect.

           (c) With respect to each Plan that is subject to Title IV of ERISA, (i) the Company has provided to Parent and the Purchaser copies of the most recent actuarial valuation report prepared for such Plan prior to the date hereof, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly presented the funded status of such Plan in all material respects, and (iii) since the date of such valuation report there has been no adverse change in the funded status of any such Plan which would, individually or in the aggregate, have a Company Material Adverse Effect.

           (d) Neither the Company nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code which would have a Company Material Adverse Effect.

           (e) Except as provided for in this Agreement or as disclosed in the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

      SECTION 5.12. ENVIRONMENTAL MATTERS. The Company and each of its subsidiaries has obtained and is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as hereinafter defined), except for failures which would not, individually or in the aggregate, have a Company Material Adverse Effect. No asbestos in a friable condition, equipment containing polychlorinated biphenyls, leaking underground or above-ground storage tanks, or Hazardous Substance (as hereinafter defined), is contained in or located at any facility currently, or was contained or located at any facility previously, owned, leased or controlled by the Company or any of its subsidiaries, except for any of the foregoing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries is in compliance with all applicable Environmental Laws, except for failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has fully disclosed all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws which, in any such case, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws, which would, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 5.12, (a) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection or the environment and (b) "Hazardous Substances" means any toxic, caustic, or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

      SECTION 5.13.  ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY.

           (a) The Company and its subsidiaries own or have rights to use all assets necessary to permit the Company and its subsidiaries to conduct their business as it is currently being conducted except where the failure to own or have the right to use such assets would not, individually or in the aggregate, have or constitute a Company Material Adverse Effect.

           (b) Except as previously disclosed to Parent and the Purchaser, the Company has, either directly or through its subsidiaries, (i) good, valid and marketable or indefeasible title to all real property material to its business operations, free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens (as hereinafter defined), or (ii) rights by lease or other agreement to use all such real property. The term "Permitted Liens" shall mean (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (iii) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by Parent or the Purchaser, (iv) liens, encumbrances, mortgages and security interests of record or securing indebtedness described in the SEC Documents and (v) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the ordinary conduct of the Company's business. All material real property leases under which the Company or any of its subsidiaries is a lessee or lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no existing defaults thereunder which would, individually or in the aggregate, have a Company Material Adverse Effect.

           (c) Neither the Company nor any of its subsidiaries now or in the past has manufactured or sold products which conflict with or infringe upon any proprietary rights of others except where such conflict or infringement would not, individually or in the aggregate, have or constitute a Company Material Adverse Effect. To the Company's knowledge, none of the Intellectual Property of the Company or any of its subsidiaries is infringed or challenged or threatened in any way, except for infringements, challenges or threats which would not individually or in the aggregate have or constitute a Company Material Adverse Effect. "Intellectual Property" means trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyright registrations, patents and all applications therefor and all other similar proprietary rights.

      SECTION 5.14. LABOR MATTERS. Neither the Company nor any of its subsidiaries has, since July 1, 1993, (i) been subject to, or threatened with, any material strike, lockout or other labor dispute or engaged in any unfair labor practice, the result of which had or constituted, or could reasonably be expected to have or constitute, a Company Material Adverse Effect, or (ii) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of the Company or any of its subsidiaries who are not currently organized. The Company has provided to Parent copies of each collective bargaining agreement to which the Company or any subsidiary is a party.

      SECTION 5.15.  RIGHTS AGREEMENT.  The Board has taken all necessary action
(i) to provide that neither Parent nor the Purchaser will become an "Acquiring Person," that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Sections 11 and 13 of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer, the execution or delivery of this Agreement or any amendment hereto, the consummation of the Merger, or the consummation of any other transactions contemplated hereby or thereby, and (ii) at the request of Parent or the Purchaser, to redeem the Rights effective immediately prior to the Purchaser's acceptance of Shares for purchase pursuant to the Offer.

      SECTION 5.16. INFORMATION. None of the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity and, in addition, in the case of the Proxy Statement, if any, at the date it or any amendment or supplement is mailed to stockholders and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 and the Proxy Statement, if any, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents or in any other document filed or to be filed by or on behalf of Parent or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.17. DELAWARE SECTION 203. The Board has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement, including the Letter Agreements.

     SECTION 5.18. BROKER'S FEES. Except for Goldman Sachs & Co., whose fees are set forth in the engagement letter previously provided by the Company to Parent, neither the Company nor any of its subsidiaries or any of its directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company nor any of its subsidiaries or any of its directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

     SECTION 5.19. REPRESENTATIONS AND WARRANTIES. None of the information contained in the representations and warranties of the Company set forth in this Agreement or in any certificate or writing delivered to Parent or the Purchaser as contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

     SECTION 6.1. ORGANIZATION. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent applicable) under the laws of its state of incorporation and each of Parent and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a wholly-owned subsidiary of Parent.

      SECTION 6.2. AUTHORITY. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of the Company, it constitutes a legal, valid and binding agreement of each of Parent and the Purchaser, enforceable against them in accordance with its terms.

      SECTION 6.3.  NO VIOLATIONS; CONSENTS AND APPROVALS.

           (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Parent or the Purchaser with, any of the provisions hereof will (i) violate any provision of their respective articles or certificates of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound,
      (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Parent or the Purchaser is a party, or by which Parent or the Purchaser or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent or the Purchaser or any of its respective properties is bound, excluding from the foregoing clauses (ii), (iii) and
      (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a material adverse effect on Parent's or the Purchaser's ability to perform their respective obligations pursuant to this Agreement or consummate the Offer and the Merger (a "Parent Material Adverse Effect") or for which Parent or the Purchaser has received or, prior to the consummation of the Offer, shall have received appropriate consents or waivers.

           (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) expiration of the waiting period under the HSR Act,
      (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement and (v) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 6.4. INFORMATION. Neither the Offer Documents nor any other document filed or to be filed by or on behalf of Parent or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by the Company specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.5. FINANCING. The Purchaser has available to it committed funds sufficient to allow it to timely consummate the transactions contemplated by this Agreement.


                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date hereof to the Effective Date, the Company will not, nor will it permit any of its subsidiaries to, conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Date, the Board will not, without the prior written consent of Parent or the Purchaser, permit the Company or any of its subsidiaries to:

           (a) amend or propose to amend its certificate or articles of incorporation or by-laws (or similar constituent documents);

           (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for Shares issued upon exercise of Options outstanding as of the date of this Agreement (in accordance with their respective terms) or pursuant to the existing terms of the Rights Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

           (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries; provided, however, that the Company shall be allowed to pay the normal quarterly cash dividend for the first quarter of 1996 in the amount of $0.09 per Share, payable on or about March 21, 1996 to stockholders of record on March 7, 1996;

           (d) (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit or prepayments in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person except for obligations of wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens.

           (e) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust (except for the trusts to be established pursuant to the Company's directors' retirement plan), plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

           (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitments, contracts, agreements or transactions outside the ordinary course of business consistent with past practice or which would, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole, or modify, amend, terminate or waive any material rights under any material contract or agreement;

           (g) except as may be required as a result of a change in law or in generally accepted accounting principles (after consultation with Parent as to the effect of any such change), change any of the accounting principles or practices used by it;

           (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;
      (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

           (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

           (j) make any tax election or settle or compromise any federal, state or local tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax (provided the Company and its subsidiaries may extend the time for filing 1995 tax returns in accordance with past practice);

           (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

           (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby or material to the Company and its subsidiaries take as a whole, except for the contemplated settlements with insurance carriers concerning environmental liabilities as disclosed to Parent (and the Company agrees to consult with Parent prior to finalizing such settlements);

           (m) authorize any new capital expenditure or expenditures which individually is in excess of $100,000 or in the aggregate are in excess of $1,000,000; or

           (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 7.1(a) through 7.1(m) or take, or omit to take, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or would result in any of the conditions set forth in Annex I not being satisfied.

      SECTION 7.2.  NO SOLICITATION.

           (a) The Company shall, and shall direct its officers, directors, employees, representatives and agents to, immediately cease any existing discussions and negotiations with any parties conducted heretofore with respect to any proposal relating to an Acquisition Transaction. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any acquisition of all or substantially all of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or, subject to the proviso to this
      Section 7.2, negotiate, explore or otherwise engage in substantive communications in any way with any person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, notwithstanding the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party reasonably believed to have the financial capability to consummate an Acquisition Transaction, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such third party, in each case if the Board determines in good faith by a majority vote, after consultation with its financial advisors and after receipt of the written advice of the outside legal counsel of the Company, that such action is required by applicable law (including fiduciary principles thereof).

           (b) The Company shall immediately advise Parent in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 7.2(a).

      SECTION 7.3. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, the Company will give Parent and its authorized representatives (including counsel, environmental and other consultants, financial advisors, accountants, banks, financial institutions and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time request. All such information shall be held in confidence in accordance with the terms of the Confidentiality Agreement (the "Confidentiality Agreement") between Parent and the Company dated December 13, 1995, the terms of which are hereby incorporated herein.

      SECTION 7.4. REASONABLE BEST EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided and applicable law, each of the Company, Parent and the Purchaser shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using such reasonable best efforts to (i) obtain all necessary consents, approvals or waivers under its material contracts, (ii) cooperate in making available information and personnel to the lenders to Parent and the Purchaser with respect to financing for the transactions contemplated by this Agreement and (iii) lift any legal bar to the Merger; provided, however, that the foregoing shall not require Parent, the Purchaser or any other affiliate of Parent to agree to any action or restriction which, if imposed by a governmental entity, would constitute a condition described in paragraph (a) of Annex I to this Agreement. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable efforts to grant such approvals and take such actions as are necessary under such laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

      SECTION 7.5. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger, Parent, the Purchaser and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except in either case as may be required by law or any obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 7.6. NOTIFICATION OF CERTAIN MATTERS. Each of the Company and Parent shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Offer, (B) any condition set forth in Annex I to be unsatisfied at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer or (C) any condition set forth in Article VIII hereof to be unsatisfied at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.7.  INDEMNIFICATION.

           (a) From and after the purchase of Shares pursuant to the Offer, Parent shall indemnify, defend and hold harmless, and shall cause the Surviving Corporation (including, if necessary, providing the Surviving Corporation with sufficient funds) to indemnify, defend and hold harmless, the present and former officers, directors (including the Company's Advisory Director), employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law).

           (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

           (c) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and their respective heirs, legal representatives, successors and assigns.

      SECTION 7.8. EXPENSES. Except as set forth in Section 9.6 hereof, Parent, the Purchaser and the Company shall each bear their respective expenses incurred in connection with this Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

      SECTION 7.9. RIGHTS AGREEMENT. Except as contemplated by Section 5.15 hereof or the last sentence of this Section 7.9, the Company shall not redeem the Rights or amend or terminate the Rights Agreement prior to the consummation of the Merger unless required to do so by order of a court of competent jurisdiction or fiduciary obligation as advised in writing by outside counsel. The Company will take any necessary further actions to cause the Rights not to be outstanding upon consummation of the Merger. If requested to do so by Parent or the Purchaser, the Company shall redeem all outstanding Rights at a redemption price of $0.05 per Right effective immediately prior to the acceptance for payment of any Shares by the Purchaser pursuant to the Offer.

      SECTION 7.10.  STANDSTILL AGREEMENT.    For a period of three years from
the date of this Agreement, Parent shall not, directly or indirectly, except pursuant to this Agreement: (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership of any of the Company's assets or businesses or any voting securities issued by the Company, or any other rights or options to acquire that ownership (including from a third party); (b) seek or propose to influence or control the Company's management or policies; or (c) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

      SECTION 7.11. LETTER AGREEMENT INDEMNIFICATION. In the Letter Agreements, and as a condition to obtaining the same, Parent agreed to indemnify and hold harmless the stockholder signatories thereto from and against any and all claims by third parties or Parent (and its affiliates), judgments, fines, penalties, liabilities, fees and expenses (including, without limitation, reasonable attorneys' fees) that may be asserted against or incurred by such stockholder signatories in connection with their entering into the Letter Agreements or their compliance with the terms thereof, provided that such indemnity does not protect the stockholder signatories against (i) any violations of law (other than violations alleged to have occurred as a result of their compliance with the terms and conditions of the Letter Agreements) or
(ii) any breach by the stockholder signatories of their commitments in the Letter Agreements. The Company hereby agrees to indemnify and hold Parent harmless from and against any liability, cost, or expense (including reasonable attorneys' fees) incurred by it in providing the indemnification required under the Letter Agreements; provided, however, that the foregoing indemnity of the Company shall terminate upon the purchase of Shares by Parent pursuant to the Offer. In the event that any claim is made which gives rise or may give rise to the Company's obligation to indemnify Parent hereunder, Parent shall promptly notify the Company and the Company shall be entitled to assume the defense, settlement or other disposition thereof.


                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF PARENT,
                         THE PURCHASER AND THE COMPANY

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, if permissible, waiver at or prior to the Effective Time of each of the following conditions:

     SECTION 8.1. PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the offer in violation of the terms of the Offer.

     SECTION 8.2. STOCKHOLDER APPROVAL. The vote of the stockholders of the Company necessary to consummate the transactions contemplated by this Agreement shall have been obtained, if required by applicable law.

     SECTION 8.3. NO LEGAL IMPEDIMENTS. No statute, rule or regulation shall have been promulgated, enacted, entered or enforced, and no other legally binding, final and nonappealable action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

      SECTION 9.1. TERMINATION. This Agreement may be terminated (and the Merger contemplated hereby may be abandoned notwithstanding approval thereof by the stockholders of the Company, in which case the Offer shall also be abandoned unless the Purchaser has already purchased Shares pursuant thereto) at any time prior to the Effective Time:

           (a) by mutual written consent of Parent and the Company;

           (b) by either Parent or the Company if, without any material breach of such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before May 31, 1996 (or, in the event Parent or the Company receives a request for additional information under the HSR Act, the earlier of (i) July 31, 1996, or (ii) the earliest date following the expiration of the waiting period under the HSR Act, as extended by such request, on which the Purchaser may purchase shares pursuant to the terms of the Offer and the applicable rules and regulations of the SEC), which dates may be extended by mutual written consent of the parties hereto and which shall automatically be extended in certain instances as provided in subparagraphs (c) and (d) of the Condition to Offer attached as Annex I;

           (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided however, that Parent may not terminate this Agreement pursuant to this Section 9.1(c) if Parent's or the Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Annex I hereto or is otherwise in violation of the terms of the Offer or this Agreement; or

           (d) by either Parent or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts, subject to
      Section 7.4, to remove or lift such order, decree or ruling.

      SECTION 9.2. TERMINATION BY PARENT. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent, at any time prior to the purchase of Shares pursuant to the Offer, if (a) the representations or warranties of the Company contained in this

Agreement are not true and correct at and as of any date prior to the expiration date of the Offer as if made at and as of such time, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Purchaser to the Company of such failure; (b) the Company has failed to comply with its obligations under this Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured within 10 days after written notice from the Purchaser to the Company of such failure; (c) the Board shall (i) withdraw its recommendation or approval in respect of this Agreement or Offer or (ii) modify or change its recommendation or approval in respect of this Agreement, the Offer or the Merger in a manner adverse to Parent; or (d) the Board shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction.

     SECTION 9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by the Company, (a) at any time prior to the purchase of Shares pursuant to the Offer upon receipt of an Acquisition Transaction proposal that contains no financing condition which the Board in good faith determines in the exercise of its fiduciary duties (based as to legal matters on the written opinion of legal counsel and after consultation with its financial advisor) it is required to accept by applicable law including the fiduciary principles thereof; or (b) at any time prior to the Effective Time if (i) the representations and warranties of Parent or the Purchaser contained in this Agreement are not true and correct as if made at and as of such time, except for (A) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect and (B) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Company to Parent of such failure; or (ii) Parent or the Purchaser has failed to comply with their respective obligations under this Agreement, except for (X) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect and (Y) failures to comply as are capable of being and are cured within 10 days after written notice from the Company to Parent of such failure.

     SECTION 9.4. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger and the Offer by Parent or the Merger by the Company pursuant to this Article IX, written notice thereof shall be given to the other.

     SECTION 9.5. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to and in accordance with this Article IX, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except as provided in the last sentence of Section 7.3 and in Sections 7.8, 7.10 and 7.11 (which Sections shall survive any termination of this Agreement), without liability on the part of any party hereto or its affiliates, directors, officers or stockholders except as provided in Section 9.6 and except for any willful or bad faith default of any obligation or undertaking hereunder, and each of the parties hereto hereby waives and releases any other claim which may otherwise exist upon such termination.

     SECTION 9.6. TERMINATION FEE. In the event that following receipt by the Company of an Acquisition Termination proposal this Agreement is terminated by Parent pursuant to Section 9.2(c) or (d) or by the Company pursuant to Section 9.3(a), the Company shall promptly pay to Parent (but in any event within three business days after termination) the sum of $3,000,000, provided that no fee shall be payable if Parent or the Purchaser shall be in material breach of any of its material representations, warranties or obligations hereunder as of the date of termination. If such fee is payable and within 365 days after such termination an Acquisition Transaction is consummated, the Company shall promptly pay to Parent (but in any event within three business days after the consummation of the Acquisition Transaction) the additional sum of $5,000,000.


                                   ARTICLE X

                                  DEFINITIONS

     SECTION 10.1. TERMS DEFINED IN AGREEMENT. The following terms used herein shall have the meanings ascribed in the indicated sections.


                 Acquiring Person .................  5.15
                 Acquisition Transaction ..........  7.2 (a)
                 Agreement ........................  Preamble
                 Board ............................  Recitals
                 Certificate of Merger ............  2.2
                 Certificates .....................  4.2 (a)
                 Code .............................  5.9
                 Company ..........................  Preamble
                 Company Material Adverse Effect ..  5.1
                 Company Permits ..................  5.8
                 Company Preferred Stock ..........  5.2
                 Confidentiality Agreement ........  7.3
                 Constituent Corporations .........  Preamble
                 Control Date .....................  1.3(a)
                 Delaware Secretary of State ......  2.2
                 DGCL .............................  Recitals
                 Dissenting Shares ................  4.1
                 Distribution Date ................  5.15
                 Effective Time ...................  2.2
                 Environmental Laws ...............  5.12
                 ERISA ............................  5.11(a)
                 ERISA Affiliate ..................  5.11(a)



                 Exchange Act .....................  1.1(a)
                 Hazardous Substances .............  5.12
                 HSR Act ..........................  5.4(b)
                 Including ........................  11.8
                 Indemnified Parties ..............  7.7(a)
                 Intellectual Property ............  5.13(c)
                 Letter Agreements ................  Recitals
                 Maximum Amount ...................  7.7(b)
                 Merger ...........................  2.1(a)
                 Merger Price .....................  3.1(a)
                 Minimum Condition ................  Annex I
                 Offer ............................  1.1(a)
                 Offer Documents ..................  1.1(c)
                 Option ...........................  3.2(a)
                 Parent ...........................  Preamble
                 Parent Material Adverse Effect ...  6.3(a)
                 Paying Agent .....................  4.2(a)
                 PBGC .............................  5.11(a)
                 Permitted Liens ..................  5.13(b)
                 Person ...........................  11.8
                 Plans ............................  5.11(a)
                 Proxy Statement ..................  3.3(a)(ii)
                 Purchaser ........................  Preamble
                 Rights ...........................  1.1(a)
                 Rights Agreement .................  1.1(a)
                 Schedule 14D-9 ...................  1.2(b)
                 SEC ..............................  1.1(c)
                 SEC Documents ....................  5.5(a)
                 Shares ...........................  1.1(a)
                 Special Meeting ..................  3.3(a)(i)
                 Stock Acquisition Date ...........  5.15
                 Subsidiary .......................  11.8
                 Surviving Corporation ............  2.1(a)
                 Tax ..............................  5.9



                                   ARTICLE XI

                                 MISCELLANEOUS

     SECTION 11.1. AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, subject to applicable law and the provisions of Section 1.3(c) hereof, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, the Purchaser and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which reduces the Merger Price or the form of consideration therefor or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders.

     SECTION 11.2. WAIVER. Subject to the provisions of Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     SECTION 11.3. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent, the Purchaser and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

     SECTION 11.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next day delivery.

           (a) if to the Company, to

                  Guardsman Products, Inc.
                  3033 Orchard Vista Drive, Suite 200
                  P.O. Box 1521
                  Grand Rapids, Michigan 49501
                  Telecopy:  (616) 957-1236
                  Attention: President and Chief Executive Officer

                  with a copy to:

                  Warner Norcross & Judd LLP
                  900 Old Kent Building
                  111 Lyon St., N.W.

                  Grand Rapids, Michigan 49503-2489
                  Telecopy:  (616) 752-2510
                  Attention: Tracy T. Larsen, Esq.


              (b) if to Parent or the Purchaser, to

                  Lilly Industries, Inc.
                  733 South West Street
                  Indianapolis, Indiana 46225
                  Telecopy:  (317) 687-6702
                  Attention: Chairman, President and Chief Executive Officer

                  with a copy to:

                  Barnes & Thornburg
                  1313 Merchants Bank Building
                  Indianapolis, Indiana 46204
                  Telecopy:  (317) 231-7433
                  Attention: Catherine L. Bridge, Esq.

     SECTION 11.5. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that Parent may assign the rights and obligations of the Purchaser under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment will relieve any party of its obligations under this Agreement. This Agreement, except for the provisions of Sections 3.2(a) and 7.7 (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

     SECTION 11.6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, except for Section 7.11 above which shall be governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable Delaware (or as to Section 7.11 Michigan) principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     SECTION 11.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 11.8. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation; (iii) the term "including" and words of similar import shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; and (iv) the term "to the knowledge of the Company" (or words of similar import) shall mean to the knowledge of the Chairman or any executive officer of the Company.

     SECTION 11.9. POST-CONTROL DATE ACTIONS. Notwithstanding anything in this Agreement to the contrary, from and after the Control Date the Company shall not be deemed for purposes hereof to be in breach of this Agreement if such breach was caused by Parent in its capacity as the controlling stockholder of the Company or by action of the Board taken with the approval of a majority of Parent's designees thereto.

     SECTION 11.10. ENTIRE AGREEMENT. This Agreement, the Disclosure Letter and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                       LILLY INDUSTRIES, INC.


                                       By: /s/ Douglas W. Huemme
                                          -------------------------------------
                                           Name:  Douglas W. Huemme
                                           Title: President and CEO
                                                                      "Parent"


                                       LP ACQUISITION CORPORATION


                                       By: /s/ Douglas W. Huemme
                                          -------------------------------------
                                           Name:  Douglas W. Huemme
                                           Title: President and CEO
                                                                   "Purchaser"

                                       GUARDSMAN PRODUCTS, INC.


                                       By: /s/ Paul K. Gaston
                                          ------------------------------------
                                           Name:  Paul K. Gaston
                                           Title: Chairman
                                                                     "Company"

                                    ANNEX I

                            CONDITIONS TO THE OFFER


     Notwithstanding any other provision of the Offer, the Purchaser shall not accept Shares for payment if the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options) shall not have been satisfied (the "Minimum Condition"), which condition may not be waived without the Company's consent, and shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule l4e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (ii) at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following conditions exists:

           (a) there shall be in effect as of the Expiration Date (as defined in the Offer Documents) an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) results in a significant delay in or significantly restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase Shares sufficient to satisfy the Minimum Condition in the Offer or the remaining Shares outstanding in the Merger (other than as a result of the exercise of dissenters' rights and other than for delays or restrictions that are not material to Parent and the Purchaser), (iii) prohibits or restricts the ownership or operation by Parent or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries or of Parent and its subsidiaries or compels Parent or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries or of Parent and its subsidiaries, (iv) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (v) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (vi) which otherwise would materially adversely affect the Company and its subsidiaries taken as a whole; provided, however, that Parent and the Purchaser shall have complied with Section 7.4 of this Agreement; or

           (b) this Agreement shall have been terminated by the Company, Parent or the Purchaser in accordance with its terms; or

           (c) the representations or warranties of the Company contained in this Agreement shall not be true and correct when made or on the Expiration Date as if made as of such date, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within 10 days after written notice from the Purchaser to the Company of such failure (in which case the Expiration Date shall be extended to the end of such cure period or, if earlier, the date of cure); or

           (d) the Company shall have failed to comply with its obligations under this Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and
      (ii) failures to comply as are capable of being and are cured within 10 days after written notice from the Purchaser to the Company of such failure (in which case the Expiration Date shall be extended to the end of such cure period or, if earlier, the date of cure); or

           (e) there shall have occurred on or after the date of this Agreement and be continuing any development or developments with respect to the Company or its subsidiaries which individually or in the aggregate have had or constitute a Company Material Adverse Effect, other than developments affecting generally the industries and businesses in which the Company and its subsidiaries operate; or

           (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of, a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) from the date of this Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25 percent in the Standard & Poor's 500 Index, (v) any limitation by any U.S. governmental authority or agency that materially affects generally the extension of credit by banks or other financial institutions or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

           (g) Parent, the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

     The foregoing conditions, other than Minimum Condition, are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions and, except as provided in this Agreement, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion in each case subject to the terms of this Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.




                                     -3-